Exhibit 5.1

July 25, 2005

Hana Biosciences, Inc.
400 Oyster Point Blvd., Suite 215
South San Francisco, CA 94080

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of Hana Biosciences, Inc. (the "Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to the registration of an aggregate of 3,910,068 shares (the "Shares") of Common Stock, $.001 par value, issued or to be issued by the Company, pursuant to the terms of the Company's 2003 Stock Option Plan and 2004 Stock Incentive Plan, (the "Plans"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that the Shares, when issued and paid for as contemplated by the Plans, and when delivered against payment thereof in the manner contemplated by the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maslon Edelman Borman & Brand, LLP